Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Shanye Hudson	Marc Musgrove
	Investor Relations	Media Relations
	shudson@micron.com	mmusgrove@micron.com
	(208) 492-1205	(208) 363-2405

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2018

Robust revenue and profitability growth supported by
focused execution on strategic priorities

BOISE, Idaho, December 19, 2017 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its first quarter of fiscal 2018, which ended November 30, 2017.

Fiscal Q1 2018 Highlights
•Revenues of $6.80 billion, 71 percent higher compared with the same period last year
•GAAP net income of $2.68 billion, or $2.19 per diluted share
•Non-GAAP net income of $2.99 billion, or $2.45 per diluted share

•	Operating cash flow of $3.64 billion, 220 percent higher compared with the same period last year

"Micron's strong results were driven by double-digit sequential revenue growth in mobile, server and SSD applications, with expanded gross margins and improved profitability," said Micron President and CEO Sanjay Mehrotra.

"We are making solid progress on our strategic priorities to drive cost competitiveness, deploy high value solutions and strengthen our balance sheet.  We believe these actions will position Micron to benefit from the broad demand trends ahead of us."

Quarterly Financial Results
(in millions except per share amounts)	GAAP (1)			Non-GAAP (2)
	FQ1-18	FQ4-17	FQ1-17	FQ1-18	FQ4-17	FQ1-17
Net sales	$6,803	$6,138	$3,970	$6,803	$6,138	$3,970
Gross margin	$3,747	$3,112	$1,011	$3,769	$3,147	$1,032
percent of net sales	55.1%	50.7%	25.5%	55.4%	51.3%	26.0%
Operating income	$3,097	$2,502	$359	$3,157	$2,546	$438
percent of net sales	45.5%	40.8%	9.0%	46.4%	41.5%	11.0%
Net income attributable to Micron	$2,678	$2,368	$180	$2,994	$2,386	$335
Diluted earnings per share	$2.19	$1.99	$0.16	$2.45	$2.02	$0.32

Revenues for the first quarter of 2018 were 11 percent higher compared to the fourth quarter of 2017, reflecting increased demand for our mobile, server, and SSD products. Our overall consolidated gross margin of 55.1 percent for the first quarter of 2018 was higher compared to 50.7 percent for the fourth quarter of 2017 and reflects margin expansion for both DRAM and Trade NAND products supported by ongoing strength in the pricing environment and a favorable product mix.

Investments in capital expenditures, net of amounts funded by partners, were $1.92 billion for the first quarter of 2018. During the quarter, we raised $1.36 billion from an equity offering and repurchased or converted $2.36 billion principal amount of our debt, lowering our total face value debt to $9.34 billion exiting the quarter. We ended the first quarter with cash, marketable investments, and restricted cash of $6.61 billion.

We will host a conference call on Tuesday, December 19, 2017 at 2:30 p.m. MT to discuss our financial results. The call, audio, and slides will be available online at investors.micron.com. A webcast replay will be available on our website until December 19, 2018. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 2696628) beginning at 5:30 p.m. MT, Tuesday, December 19, 2017 and continuing through Tuesday, December 26, 2017. For Investor Relations and other company updates, follow @MicronTech on Twitter at twitter.com/MicronTech.

We are an industry leader in innovative memory and storage solutions. Through our global brands – Micron®, Crucial®, and Ballistix® – our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by nearly 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles in key market segments like cloud, data center, networking, and mobile. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the industry and our strategic position and financial results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, specifically our most recent Form 10-K. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which our management excludes in analyzing our operating results and understanding trends in our earnings. Non-GAAP also includes the impact on shares used in per share calculations of our outstanding capped call transactions and from the exclusion of stock-based compensation. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	November 30, 2017	August 31, 2017	December 1, 2016
Net sales	$6,803	$6,138	$3,970
Cost of goods sold	3,056	3,026	2,959
Gross margin	3,747	3,112	1,011
Selling, general, and administrative	191	193	159
Research and development	448	447	470
Other operating (income) expense, net	11	(30)	23
Operating income	3,097	2,502	359
Interest income (expense), net (1)	(101)	(132)	(132)
Other non-operating income (expense), net (1)	(204)	(49)	(14)
Income tax (provision) benefit (2)	(114)	47	(31)
Equity in net income (loss) of equity method investees	—	1	(2)
Net (income) attributable to noncontrolling interests	—	(1)	—
Net income attributable to Micron	$2,678	$2,368	$180

Earnings per share
Basic	$2.36	$2.13	$0.17
Diluted	2.19	1.99	0.16

Number of shares used in per share calculations
Basic	1,134	1,109	1,040
Diluted	1,225	1,187	1,091

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	November 30, 2017	August 31, 2017
Cash and short-term investments	$6,174	$5,428
Receivables	3,876	3,759
Inventories	3,160	3,123
Total current assets	13,358	12,457
Long-term marketable investments	314	617
Property, plant, and equipment, net	20,723	19,431
Total assets	37,191	35,336

Accounts payable and accrued expenses	3,766	3,664
Current debt (1)	1,401	1,262
Total current liabilities	5,583	5,334
Long-term debt (1)	7,644	9,872

Total Micron shareholders' equity (3)	22,526	18,621
Noncontrolling interests in subsidiaries	867	849
Total equity	23,393	19,470

	Quarter Ended
	November 30, 2017	December 1, 2016
Net cash provided by operating activities	$3,636	$1,138
Net cash provided by (used for) investing activities (a)	(1,434)	(936)
Net cash provided by (used for) financing activities	(1,282)	(212)

Depreciation and amortization	1,119	803
Investments in capital expenditures	(2,089)	(1,288)
Proceeds from issuance of debt	150	16
Repayments of debt	(2,744)	(188)
(a) December 1, 2016 amount adjusted for the retrospective adoption of ASU 2016-18 – Restricted Cash.

(1)
In the first quarter of 2018, we redeemed our 2023 Secured Notes and 2023 Notes with an aggregate principal amount of $2.25 billion for cash of $2.42 billion and recognized non-operating losses of $190 million. In the fourth quarter of 2017, we redeemed our 2022 Notes with a principal amount of $600 million and recognized a non-operating loss of $34 million.

(2)
Our income taxes reflect operations in tax jurisdictions, including Singapore and Taiwan, where our earnings are indefinitely reinvested and the tax rates are significantly lower than the U.S. statutory rate; operations outside the United States, including Singapore, where we have tax incentive arrangements that further decrease our effective tax rates; and a valuation allowance against substantially all of our net deferred tax assets in the United States. Income tax (provision) benefit consisted of the following (in millions):

	1st Qtr.	4th Qtr.	1st Qtr.
	November 30, 2017	August 31, 2017	December 1, 2016
Utilization of and other changes in net deferred tax assets of MMJ, MMT, and MTTW	$(26)	$106	$(13)
Other income tax (provision) benefit, primarily other non-U.S. operations	(88)	(59)	(18)
	$(114)	$47	$(31)

We have a full valuation allowance for our net deferred tax asset associated with our U.S. operations. The amount of the deferred tax asset considered realizable could be adjusted if significant positive evidence increases. Income taxes on U.S. operations in the first quarters of 2018 and 2017 were substantially offset by changes in the valuation allowance.

(3)	In October 2017, we issued 34 million shares of our common stock for $41.00 per share in a public offering, for proceeds of $1.36 billion, net of underwriting fees and other offering costs.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	1st Qtr.			4th Qtr.			1st Qtr.
	November 30, 2017			August 31, 2017			December 1, 2016
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP
Net sales	$6,803	$—	$6,803	$6,138	$—	$6,138	$3,970	$—	$3,970
Cost of goods sold	3,056	(22)	3,034	3,026	(35)	2,991	2,959	(21)	2,938
Gross margin	3,747	22	3,769	3,112	35	3,147	1,011	21	1,032
percent of net sales	55.1%		55.4%	50.7%		51.3%	25.5%		26.0%

Selling, general, and administrative	191	(18)	173	193	(22)	171	159	(16)	143
Research and development	448	(14)	434	447	(14)	433	470	(13)	457
Other operating (income) expense, net	11	(6)	5	(30)	27	(3)	23	(29)	(6)
Operating expenses	650	(38)	612	610	(9)	601	652	(58)	594
Operating income	3,097	60	3,157	2,502	44	2,546	359	79	438
percent of net sales	45.5%		46.4%	40.8%		41.5%	9.0%		11.0%

Interest income (expense), net	(101)	29	(72)	(132)	32	(100)	(132)	32	(100)
Other non-operating income (expense), net	(204)	204	—	(49)	49	—	(14)	14	—
	2,792	293	3,085	2,321	125	2,446	213	125	338

Income tax (provision) benefit	(114)	23	(91)	47	(107)	(60)	(31)	13	(18)
Equity in net income (loss) of equity method investees	—	—	—	1	—	1	(2)	17	15
Net income	2,678	316	2,994	2,369	18	2,387	180	155	335

Net income (loss) attributable to noncontrolling interests	—	—	—	(1)	—	(1)	—	—	—
Net income attributable to Micron	$2,678	$316	$2,994	$2,368	$18	$2,386	$180	$155	$335

Shares used in calculations	1,225	(5)	1,220	1,187	(6)	1,181	1,091	(29)	1,062
Diluted earnings per share	$2.19	$0.26	$2.45	$1.99	$0.03	$2.02	$0.16	$0.16	$0.32

MICRON TECHNOLOGY, INC.
NON-GAAP ADJUSTMENTS
(in millions)

	1st Qtr.	4th Qtr.	1st Qtr.
	November 30, 2017	August 31, 2017	December 1, 2016
Non-GAAP adjustments
Cost of goods sold
Stock-based compensation	$20	$22	$19
Flow-through of Inotera inventory step up	—	11	—
Other	2	2	2
	22	35	21

Selling, general, and administrative
Stock-based compensation	18	22	15
Other	—	—	1
	18	22	16

Research and development
Stock-based compensation	13	13	12
Other	1	1	1
	14	14	13

Other operating (income) expense, net
Restructure and asset impairments	6	(27)	29

Interest income (expense), net
Amortization of debt discount and other costs	29	32	32

Other non-operating income (expense)
Loss on debt repurchases and conversions	195	37	2
(Gain) loss from changes in currency exchange rates	9	12	12
	204	49	14

Income taxes
Estimated tax effects of above and non-cash changes in net deferred income taxes	23	(107)	13

Equity in net income (loss) of equity method investments
Impairment of equity method investments	—	—	16
Other	—	—	1
	—	—	17
	$316	$18	$155

The tables above reconcile GAAP to non-GAAP results, diluted shares, and diluted earnings per share. The non-GAAP adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities. We believe this non-GAAP information is helpful to understanding trends and in analyzing our operating results and earnings. We are providing this information to investors to assist in performing analysis of our operating results. When evaluating performance and making decisions on how to allocate our resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. We believe these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of our business, enabling enhanced comparison of our operating results between periods and with peer companies. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

Our management excludes the following items in analyzing our operating results and understanding trends in our earnings:

•	Stock-based compensation;

•	Flow-through of business acquisition-related inventory adjustments;

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with our convertible debt and MMJ installment debt;

•	Losses from debt repurchases and conversions;

•	Gains and losses from changes in currency exchange rates;

•	The estimated tax effects of above and non-cash changes in net deferred income taxes; and

•	Impairments of equity method investments.

Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes. In periods with non-GAAP income attributable to Micron, non-GAAP diluted shares include the impact of the capped calls, based on the average share price for the period the capped calls are outstanding. Non-GAAP diluted shares are also adjusted for the impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income.